Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and the related Prospectus of Civitas Resources, Inc. for the registration of 7,181,527 shares of its common stock and to the incorporation by reference therein of our report dated August 31, 2023, with respect to the consolidated financial statements of Tap Rock AquisitionCo, LLC, included in Civitas Resources, Inc’s Current Report on Form 8-K/A dated September 29, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

January 2, 2024